Exhibit 10.3

FORM TEAVANA HOLDINGS, INC.

2004 MANAGEMENT INCENTIVE PLAN

OPTION AWARD AGREEMENT

Teavana Holdings, Inc., a Delaware corporation (the “Corporation”), pursuant to the Teavana Holdings, Inc. 2004 Management Incentive Plan (the “Plan”), grants to the participant named below an option (the “Stock Option”) to purchase shares of its Common Stock, on the terms set forth herein. Capitalized terms used herein but not defined will have the meanings assigned to those terms in the Plan.

Participant:	(the “Participant”)

Date of grant:	, 2006

No. of shares:	shares of Common Stock

Exercise price:	$ per share (the “Option Price”)

Type of option:	Nonstatutory Stock Option

Exercise dates:	This Stock Option will vest and become exercisable in accordance with the following schedule: (i) shares on and after , (ii) shares on and after , (iii) shares on and after and (iv) shares on and after . Any portion of this Stock Option that has not vested under this schedule will automatically vest upon Change of Control or the consummation of a Qualified Public Offering as described below.

Expiration date:	This Stock Option will expire on, and may not be exercised after, the 10-year anniversary of the date of grant.

Payment of exercise price:	Participant may pay the exercise price (i) in cash or by check acceptable to the Corporation, (ii) by the actual or constructive transfer to the Corporation of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value Per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Corporation to withhold a number of shares of Common Stock having an aggregate Market Value Per Share on the date of exercise equal to the aggregate Option Price; or (iv) by a combination of the foregoing methods; provided, that the payment methods described in clauses (ii), (iii) and (iv) will not be available at any time the Corporation is prohibited from purchasing or acquiring such shares of Common Stock. The Participant may also make arrangements satisfactory to the

Corporation for the deferred payment of the aggregate Option Price from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates.

Termination of Service:	If the Participant’s service as a director of the Corporation terminates by reason of permanent disability or death, the vested portion of the Stock Option will expire on the first anniversary of the date the Participant terminates such service and the nonvested portion of the Stock Option will be forfeited immediately upon the Participant’s termination of such service. If the Participant’s service as a director of the Corporation terminates for any reason, the vested portion of the Stock Option will expire 90 days after the date of the termination of such service and the nonvested portion of the Stock Option will be forfeited immediately upon the Participant’s termination of such service.

Transferability:	Participant may only transfer Stock Options by will or the laws of descent and distribution. Only Participant or the Participant’s guardian or legal representative can exercise Stock Options during the Participant’s lifetime. All shares of Common Stock issued pursuant to the exercise of a Stock Option will be subject to the terms and restrictions of (including transfer restrictions and repurchase rights of the Corporation), and entitled to the benefits under, the Stockholders Agreement; such shares will be deemed to be Option Stock (as defined in the Stockholders Agreement); and as a condition to the exercise of Stock Options, the Participant will execute and deliver to the Corporation documentation necessary for the Participant to become a party to the Stockholders Agreement. In the event of a conflict between the terms of the Plan and the Stockholders Agreement, the terms of the Stockholders Agreement will govern.

Change in Control:	The nonvested portion of the Stock Option will automatically and immediately vest upon a Change of Control or the consummation of a Qualified Public Offering and the Participant can exercise the Stock Option in whole or in part thereafter. In no event will the Stock Option be exercisable after its expiration date.

For purposes of this Stock Option, “Change of Control” means the occurrence of any of the following events:

(a) the Corporation is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 51% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;

(b) the Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than 51% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer; or

(c) the controlling shareholders of the Corporation sell or otherwise transfer, directly or indirectly, 51% or more of the Voting Stock of the Corporation to any person (as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) who becomes the beneficial owner (as that term is defined under Rule 13d-3 (or any successor rule or regulation promulgated under the Act)) of such Voting Stock.

For purposes of this Stock Option, “Qualified Public Offering” will have the meaning given to it in the Stockholders Agreement.

Other terms and conditions:	The Participant will not have any of the rights of a stockholder of the Corporation with respect to the shares of Common Stock subject to this Stock Option except to the extent that one or more certificates representing such shares of Common Stock have been delivered to him, or he has been determined to be a stockholder of record by the Corporation’s transfer agent, upon due exercise of this Stock Option. Further, nothing herein will confer upon the Participant any right to become or remain in the service or employ of the Corporation or one of its Subsidiaries, as applicable.

This Stock Option is subject to all other terms and conditions of the Plan. Copies of the Plan may be obtained from the Corporation. By executing this Option Award Agreement, the

Participant agrees to the terms set forth above and agrees to be bound by the provisions of the Plan.

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This Option Award Agreement is executed by the Corporation on this              day of                     , 2006, effective as of the date of grant shown on the first page.

Teavana Holdings, Inc.

By:
Name:	Daniel P. Glennon
Title:	Secretary

The undersigned Participant hereby acknowledges receipt of an executed original of this Option Award Agreement and accepts this Stock Option, subject to the terms and conditions of the Plan and the terms and conditions of this Option Award Agreement.

, Participant

Date:

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